UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 8, 2011

Players Network
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	000-29363	88-0343702
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1771 E. Flamingo Rd #201-A Las Vegas, NV		89119
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(702) 734-3457

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 8, 2011, the Board of Directors (the “Board”) of Players Network (the “Company”) appointed Merrill Brown, as a Director of the Company to fill an existing vacancy and to serve until his successor is duly elected and qualified.

Merrill Brown, a veteran journalist, media executive and consultant, has worked for print, broadcast and Internet outlets. He was a pioneer in the delivery of online news, having been the first editor-in-chief of MSNBC.com, the largest news site in the U.S.  In addition to reporting on Wall Street as a correspondent for the Washington Post, he was the editor of “Channels”, a magazine about television. Brown was later hired to help create Court TV, where he was a founder and served as Senior Vice President. Following consulting work with Time, NBC, US West, and others, he was named MSNBC.com’s first editor-in-chief, stepping into that role after serving as acting manager for the launch of the service. Brown was also a founder of “News21”, an educational effort involving journalism grad students from five major universities — Columbia, Berkeley, USC Annenberg, Northwestern, and Harvard — a program that was guided by a support team of faculty and professional journalists. Brown served as National Editorial Director of the project from June 2005 until January 2008. He was brought on board at NowPublic, the citizen journalism news network with contributors from around the globe, in the spring of 2006 and his relationship with the organization grew until he was part of the board and eventually elected chairman.

Brown is the founder and principal of MMB Media LLC, which provides clients with management and strategy consulting, corporate, editorial and program development, business analysis and marketing services, and is also a partner in Propeller LLC, a New York consultancy. Since the founding of MMB Media, clients have ranged from companies in the news, information and wireless businesses to a large foundation.

Brown also serves on the Board of Directors of Smashing Ideas, Inc. and the board of the International Women’s Media Foundation. He is an adviser to the Center for Citizen Media, New West Publishing, iFocus, the Institute for the Connected Society, Project Agape, and the City University of New York Graduate School of Journalism. Brown is a member of the advisory boards of two advertising firms, Media 6 Degrees and TRA Global, where he recently became Advisory Board Chairman. Brown is also an advisor to Evri.com, a content discovery company funded by Vulcan Capital.

In connection with Mr. Brown’s appointment to the Board, on November 8, 2011 (the “Grant Date”), the Board awarded Mr. Brown the following non-qualified stock options (the “Options”) to purchase shares of the Company’s common stock in the amounts and at the exercise prices set forth below, which vest as follows subject to Mr. Brown’s continued service to the Company:

1.	170,000 shares at the exercise price of price of $0.15 per share (the per share closing price on the day of grant), vesting in six equal monthly installments from the Grant Date;

2.	205,000 shares at the exercise price of $0.20 per share, vesting in 12 equal monthly installments from the Grant Date;

3.	125,000 shares at the exercise price of price of $0.25 per share, vesting in 18 equal monthly installments from the Grant Date;

4.
125,000 shares at the exercise price of price of $0.25 per share, vesting in 12 equal monthly installments from the Grant Date; provided, however, that the exercise of this Option is subject to the Company receiving financing of not less than $1,000,000 within 18 months after the Grant Date; and

5.
125,000 shares at the exercise price of price of $0.30 per share, vesting in 12 equal monthly installments from the Grant Date; provided, however, that this Option is exercisable only if the moving average of the Company's per share price is $0.25 or more for any six-month period after the first six months following the Grant Date.

The Options will each have a term of five years and will be granted pursuant to non-qualified stock option agreements.

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAYERS NETWORK
Date: November 10, 2011	By:	/s/ Mark Bradley
Mark Bradley,
Chief Executive Officer